EV Energy Partners Announces Closing of Barnett Shale Acquisitions

HOUSTON, TX, Dec 22, 2011 — EV Energy Partners, L.P. (NASDAQ: EVEP) today announced it, along with certain institutional partnerships managed by EnerVest, Ltd., has closed both previously announced Barnett Shale acquisitions from two unrelated companies.  EVEP acquired an approximate 31.5 percent interest in the combined assets for an adjusted purchase price of $345.6 million, subject to customary post-closing adjustments.  The acquisitions were funded with borrowings under its revolving credit facility.  The estimated proved reserves for these acquisitions as of Jan. 1, 2012 at SEC prices, net to EVEP, are 364.2 Bcfe.

The purchase price and estimated proved reserves were reduced from those contained in EVEP's Nov. 3, 2011 acquisition announcement because certain of the properties were not acquired, primarily due to remaining closing conditions for those properties. These property interests will be acquired if and when such remaining closing conditions are satisfied.

In conjunction with these acquisitions, EVEP has increased the borrowing base under its credit facility to $800 million.  Debt currently outstanding under the facility, after funding of these acquisitions, is $660 million.

In addition, EVEP has recently added the following NYMEX crude oil, natural gas and natural gas liquids swaps:

	Daily Volume
	(MMBTU / BBLs)	Price

Natural Gas (NYMEX)
2012	30,000	$3.404
2013	35,000	$4.036

Crude Oil (NYMEX)
2012	335	$98.05
2013	650	$94.47
2014	400	$91.20

Ethane (Mt. Belvieu)
2012	2,000	$29.18

Propane (Mt. Belvieu)
2012	1,000	$53.97

EV Energy Partners, L.P., is a Houston-based master limited partnership engaged in acquiring, producing and developing oil and gas properties.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission available from us at www.evenergypartners.com or from the Securities and Exchange Commission at www.sec.gov.

(code #: EVEP/G)

EV Energy Partners, L.P.
Houston
Michael E. Mercer
713-651-1144

http://www.evenergypartners.com